MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of March, 2007 (the "Effective Date"), by and between Bedminster Capital Corp., a Nevada corporation (the "Company"), and Apogee Holdings Inc., a New Jersey company (“Apogee").

In consideration of the promises herein made and on the terms and subject to the conditions herein contained, the Company and Apogee hereby agree as follows:

1. Engagement. The Company hereby retains Apogee for the period commencing on the Effective Date and continuing through December 31, 2017, subject to termination as provided under Section 4 below. Apogee accepts such engagement.

2. Duties.

       (a) Apogee will provide Paul Patrizio ("Executive") to act as the Chief Executive Officer of the Company and cause Executive to report directly to the Company's Board of Directors ("Board"). Executive will have the day-to-day responsibility for the management and direction of the Company as well as such other duties and responsibilities commensurate with a chief executive officer .

       (b) Executive will perform his duties in conformity with the reasonable and appropriate directions of the Board. Executive will devote such time as Apogee deems necessary to the business and affairs of the Company.

3. Compensation.

       (a) Fee. The Company will pay to Apogee (or such other entity designated by Apogee) a fee (the "Fee") at the monthly rate of Twenty Thousand Dollars ($20,000) per month, payable monthly in cash on the 1st day of each month; which Fee shall be increased by 5 % of such amount at each January 1 during the term of this Agreement. The Company will not withhold any taxes from such Fee. Such Fee shall be increased by $5,000 when and if the Company’s revenues, based on the trailing twelve months on a pro forma basis, exceed $5,000,000 and thereafter increased by an additional $2,000 for each such pro forma revenue increase of $5,000,000.

         (b) Benefits. Apogee will be responsible for payment of Executive's withholding obligations and health benefits.

       (c) Bonus. Apogee will earn an annual bonus as follows: an amount equal to the greater of (i) one percent (1%) of the annual gross Real Estate Investments of the Company or (ii) 10% of the annual EBITDA of the Company , both based on the audited consolidated statements of the Company.

This bonus shall be payable within thirty days (30) after the audit has been completed as follows: 40% of such bonus shall be paid in cash and the remaining 60% shall be paid in shares of Class A Common Stock of the Company based on an amount equal to 120% of the Annual Average Stock Price. The Annual Average Stock Price for each fiscal year shall be determined by adding the closing price for a share of Class A Common Stock of the Company for each trading day of such year( adjusted for any recapitalizations) and dividing the sum by the number of such trading days; provided, however, that in no event shall the Annual Average Stock Price be less than the par value per share . Such Shares shall be restricted from sale for a period of three years from the date the Apogee receives such bonus shares. Apogee will also be entitled to an additional bonus of $100,000 in cash if and when the Company becomes a separate publicly traded entity; provided that the Board shall determine that the Company has sufficient funds to pay such bonus or any portion of such bonus from time to time so that a portion of such bonus shall be paid if and only when the funds for payment of any such amounts is available to the Company and an equal amount of operating funds remain after any such payment.

            (d) Directors and Officers Insurance; Indemnity. The Company will maintain appropriate amounts of directors and officers insurance coverage and of liability insurance. The Company will name Apogee and Executive as an additional insured. The Company will indemnify, defend and hold Executive and Apogee harmless against any claims, costs (including legal fees) or liabilities respecting Executive's or Apogee's actions on behalf of the Company.

       (e) Reimbursement. The Company will reimburse Apogee for its reasonable Company-related expenses including office expense if an office is not provided by the Company.

4. Termination of Employment.

       (a) Termination at Will by Either Party. Subject to the payment to Apogee of the applicable termination payment as provided in Section 4(e) below, if any, either party may terminate this Agreement, for any reason, with or without Cause (as defined at Section 4(c) and (d) below), upon written notice to the other.

       (b) Death or Permanent Disability of Executive. This Agreement will terminate automatically upon the death or permanent disability of Executive. Executive will be deemed permanently disabled for the purpose of this Agreement if in the good faith determination of the Board, Executive has become physically or mentally incapable of performing his duties hereunder for a continuous period of 90 days, in which event Executive will be deemed permanently disabled upon the expiration of such 90-day period. In the event of a termination of this Agreement due to the death or permanent disability of Executive, Apogee will be entitled only to the Fee earned through the date of such death or permanent disability in accordance with Section 3, but to no other termination payment.

       (c) Executive's Termination for Cause. The Company will have the right to terminate this Agreement for "Cause" at any time effective upon its giving written notice to Apogee specifying with particularity the facts and circumstances constituting such Cause.

For such purposes, "CAUSE" means the occurrence of one or more of the following: (i) conviction of Executive of any crime constituting either a felony or embezzlement, fraud or theft with respect to the property of the Company; (ii) habitual alcohol or drug abuse by Executive which adversely affects his job performance; (iii) the intentional breach of fiduciary duty to the Company; (iv) gross neglect or bad faith misconduct in the performance of Executive's duties hereunder which causes material loss, damage or injury to or otherwise materially endangers the property, reputation or employees of the Company; or (v) the breach of any material provision of this Agreement by Apogee.

            (d) Apogee's Resignation . Apogee will have the right to terminate this Agreement at any time effective upon ninety (90) days written notice to the Company .

            (e) Compensation Upon Termination.

    (i) In the event the Company terminates this Agreement for Cause or Apogee voluntarily terminates this Agreement , Apogee will be entitled to only: (A) the compensation provided for in Section 3(a) hereof for the period of time ending with the date of termination; and (B) reimbursement for such expenses as Apogee may have properly incurred on behalf of the Company as provided in Section 3(e) above prior to the date of termination.

    (ii) In the event the Company terminates this Agreement without Cause , Company further will pay Apogee the Fee for each month or partial month remaining in the term of this Agreement up to a maximum termination payment of Two Hundred Fifty Thousand Dollars ($250,000).

5. Assignment and Transfer.

       (a) Company. This Agreement may not be assigned by the Company to any purchaser of all or substantially all of the Company's business or assets without the written consent of Apogee.

       (b) Apogee. Apogee's rights and obligations under this Agreement will not be transferable by Apogee by assignment or otherwise, except to any entity controlled by either Executive or Apogee. Any other purported assignment, transfer or delegation thereof will be void.

6. Confidentiality. Apogee agrees that all trade secrets, confidential or proprietary information with respect to the activities and businesses of the Company including, without limitation, personnel information, business plans, marketing plans, forecasts, strategies and information which have been or are learned by Executive in the course of its employment by the Company (collectively, "PROPRIETARY INFORMATION") will be kept and held in confidence and trust by Apogee . Apogee will not use or disclose Proprietary Information except as necessary in the normal course of the business of the Company for its sole and exclusive benefit, unless Apogee is compelled so to disclose under process of law, in which case Apogee will first notify the Company promptly after receipt of a demand to so disclose.

Apogee agrees and acknowledges that it will cause Executive to comply with the terms of Section 6 of this Agreement.

7. Independent Contractor. It is the express intention of the parties that Apogee is an independent contractor and neither it nor Executive are employees of the Company. Apogee reserves the right to determine the method, manner and means by which the services will be performed. Apogee shall not be entitled to employ anyone other than Executive to perform the services provided by this Agreement, without the express written consent of the Company. Unless specifically requested by the Company, Apogee is not required to perform the services during a fixed hourly or daily time.

8. Miscellaneous.

       (a) Governing Law; Interpretation. This Agreement will be governed by the substantive laws of the State of New Jersey applicable to contracts entered into and fully performed in such jurisdiction. The headings and captions of the Sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

            (b) Notices. Any notice, request, claim or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by Federal Express to Apogee or to the Company at its corporate address.

       (c) Entire Agreement; Amendments. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BEDMINSTER CAPITAL CORP.           APOGEE HOLDINGS INC.

By: /s/_________________________      By: /s/

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